UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )*

Roku, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

77543R 10 2

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 77543R 10 2

1.	Name of Reporting Persons Menlo Ventures X, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 23,388,668 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 23,388,668 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,388,668 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 23.9% of Common Stock (56.4% of Class A Common Stock) (3)(4)(5)
12.	Type of Reporting Person (See Instructions) PN

(1)	This statement on Schedule 13G is filed by Menlo Ventures X, L.P. (“Menlo X”), MMEF X, L.P. (“MMEF X”), Menlo Entrepreneurs Fund X, L.P. (“MEF X”), MV Management X, L.L.C. (“MVM-X”), Shawn T. Carolan (“STC”), H.D. Montgomery (“HDM”), Douglas C. Carlisle (“DCC”), John W. Jarve (“JWJ”) and Mark A. Siegel (“MAS,” together with Menlo X, MMEF X, MEF X, MVM-X, STC, HDM, DCC and JWJ, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 22,795,982 shares of Class B Common Stock held by Menlo X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Menlo X, (ii) 398,925 shares of Class B Common Stock held by MMEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MMEF X, and (iii) 193,761 shares of Class B Common Stock held by MEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MEF X. MVM-X serves as the sole general partner of Menlo X, MMEF X and MEF X and the managing members of MVM-X commonly control Menlo X, MMEF X and MEF X. The managing members of MVM-X are STC, HDM, DCC, JWJ and MAS. As such, MVM-X possesses power to direct the voting and disposition of the shares owned by Menlo X, MMEF X and MEF X and may be deemed to have indirect beneficial ownership of the shares held by Menlo X, MMEF X and MEF X. MVM-X owns no securities of the Issuer directly. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(3)	The Common Stock beneficial ownership percentage is based on a total of 97,824,894 shares of Common Stock (18,106,218 shares of Class A Common Stock and 79,718,676 shares of Class B Common Stock) as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017.
(4)	The Class A Common Stock beneficial ownership percentage is based on 18,106,218 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.
(5)	The shares held by the Reporting Persons represent 28.7% of the combined voting power of the Issuer’s Common Stock.

CUSIP No. 77543R 10 2

1.	Name of Reporting Persons Menlo Entrepreneurs Fund X, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 23,388,668 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 23,388,668 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,388,668 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 23.9% of Common Stock (56.4% of Class A Common Stock) (3)(4)(5)
12.	Type of Reporting Person (See Instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons.

(2)	Consists of (i) 22,795,982 shares of Class B Common Stock held by Menlo X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Menlo X, (ii) 398,925 shares of Class B Common Stock held by MMEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MMEF X, and (iii) 193,761 shares of Class B Common Stock held by MEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MEF X. MVM-X serves as the sole general partner of Menlo X, MMEF X and MEF X and the managing members of MVM-X commonly control Menlo X, MMEF X and MEF X. The managing members of MVM-X are STC, HDM, DCC, JWJ and MAS. As such, MVM-X possesses power to direct the voting and disposition of the shares owned by Menlo X, MMEF X and MEF X and may be deemed to have indirect beneficial ownership of the shares held by Menlo X, MMEF X and MEF X. MVM-X owns no securities of the Issuer directly. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(3)	The Common Stock beneficial ownership percentage is based on a total of 97,824,894 shares of Common Stock (18,106,218 shares of Class A Common Stock and 79,718,676 shares of Class B Common Stock) as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017.

(4)	The Class A Common Stock beneficial ownership percentage is based on 18,106,218 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

(5)	The shares held by the Reporting Persons represent 28.7% of the combined voting power of the Issuer’s Common Stock.

CUSIP No. 77543R 10 2

1.	Name of Reporting Persons MMEF X, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 23,388,668 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 23,388,668 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,388,668 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 23.9% of Common Stock (56.4% of Class A Common Stock) (3)(4)(5)
12.	Type of Reporting Person (See Instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons.

(2)	Consists of (i) 22,795,982 shares of Class B Common Stock held by Menlo X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Menlo X, (ii) 398,925 shares of Class B Common Stock held by MMEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MMEF X, and (iii) 193,761 shares of Class B Common Stock held by MEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MEF X. MVM-X serves as the sole general partner of Menlo X, MMEF X and MEF X and the managing members of MVM-X commonly control Menlo X, MMEF X and MEF X. The managing members of MVM-X are STC, HDM, DCC, JWJ and MAS. As such, MVM-X possesses power to direct the voting and disposition of the shares owned by Menlo X, MMEF X and MEF X and may be deemed to have indirect beneficial ownership of the shares held by Menlo X, MMEF X and MEF X. MVM-X owns no securities of the Issuer directly. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(3)	The Common Stock beneficial ownership percentage is based on a total of 97,824,894 shares of Common Stock (18,106,218 shares of Class A Common Stock and 79,718,676 shares of Class B Common Stock) as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017.

(4)	The Class A Common Stock beneficial ownership percentage is based on 18,106,218 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

(5)	The shares held by the Reporting Persons represent 28.7% of the combined voting power of the Issuer’s Common Stock.

CUSIP No. 77543R 10 2

1.	Name of Reporting Persons MV Management X, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 23,388,668 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 23,388,668 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,388,668 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 23.9% of Common Stock (56.4% of Class A Common Stock) (3)(4)(5)
12.	Type of Reporting Person (See Instructions) CO

(1)	This statement on Schedule 13G is filed by the Reporting Persons.

(2)	Consists of (i) 22,795,982 shares of Class B Common Stock held by Menlo X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Menlo X, (ii) 398,925 shares of Class B Common Stock held by MMEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MMEF X, and (iii) 193,761 shares of Class B Common Stock held by MEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MEF X. MVM-X serves as the sole general partner of Menlo X, MMEF X and MEF X and the managing members of MVM-X commonly control Menlo X, MMEF X and MEF X. The managing members of MVM-X are STC, HDM, DCC, JWJ and MAS. As such, MVM-X possesses power to direct the voting and disposition of the shares owned by Menlo X, MMEF X and MEF X and may be deemed to have indirect beneficial ownership of the shares held by Menlo X, MMEF X and MEF X. MVM-X owns no securities of the Issuer directly. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(3)	The Common Stock beneficial ownership percentage is based on a total of 97,824,894 shares of Common Stock (18,106,218 shares of Class A Common Stock and 79,718,676 shares of Class B Common Stock) as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017.

(4)	The Class A Common Stock beneficial ownership percentage is based on 18,106,218 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

(5)	The shares held by the Reporting Persons represent 28.7% of the combined voting power of the Issuer’s Common Stock.

CUSIP No. 77543R 10 2

1.	Name of Reporting Persons Henry D. Montgomery
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 23,388,668 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 23,388,668 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,388,668 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 23.9% of Common Stock (56.4% of Class A Common Stock) (3)(4)(5)
12.	Type of Reporting Person (See Instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons.

(2)	Consists of (i) 22,795,982 shares of Class B Common Stock held by Menlo X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Menlo X, (ii) 398,925 shares of Class B Common Stock held by MMEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MMEF X, and (iii) 193,761 shares of Class B Common Stock held by MEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MEF X. MVM-X serves as the sole general partner of Menlo X, MMEF X and MEF X and the managing members of MVM-X commonly control Menlo X, MMEF X and MEF X. The managing members of MVM-X are STC, HDM, DCC, JWJ and MAS. As such, MVM-X possesses power to direct the voting and disposition of the shares owned by Menlo X, MMEF X and MEF X and may be deemed to have indirect beneficial ownership of the shares held by Menlo X, MMEF X and MEF X. MVM-X owns no securities of the Issuer directly. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(3)	The Common Stock beneficial ownership percentage is based on a total of 97,824,894 shares of Common Stock (18,106,218 shares of Class A Common Stock and 79,718,676 shares of Class B Common Stock) as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017.

(4)	The Class A Common Stock beneficial ownership percentage is based on 18,106,218 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

(5)	The shares held by the Reporting Persons represent 28.7% of the combined voting power of the Issuer’s Common Stock.

CUSIP No. 77543R 10 2

1.	Name of Reporting Persons Douglas C. Carlisle
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 23,388,668 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 23,388,668 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,388,668 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 23.9% of Common Stock (56.4% of Class A Common Stock) (3)(4)(5)
12.	Type of Reporting Person (See Instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons.

(2)	Consists of (i) 22,795,982 shares of Class B Common Stock held by Menlo X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Menlo X, (ii) 398,925 shares of Class B Common Stock held by MMEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MMEF X, and (iii) 193,761 shares of Class B Common Stock held by MEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MEF X. MVM-X serves as the sole general partner of Menlo X, MMEF X and MEF X and the managing members of MVM-X commonly control Menlo X, MMEF X and MEF X. The managing members of MVM-X are STC, HDM, DCC, JWJ and MAS. As such, MVM-X possesses power to direct the voting and disposition of the shares owned by Menlo X, MMEF X and MEF X and may be deemed to have indirect beneficial ownership of the shares held by Menlo X, MMEF X and MEF X. MVM-X owns no securities of the Issuer directly. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(3)	The Common Stock beneficial ownership percentage is based on a total of 97,824,894 shares of Common Stock (18,106,218 shares of Class A Common Stock and 79,718,676 shares of Class B Common Stock) as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017.

(4)	The Class A Common Stock beneficial ownership percentage is based on 18,106,218 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

(5)	The shares held by the Reporting Persons represent 28.7% of the combined voting power of the Issuer’s Common Stock.

CUSIP No. 77543R 10 2

1.	Name of Reporting Persons John W. Jarve
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 23,388,668 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 23,388,668 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,388,668 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 23.9% of Common Stock (56.4% of Class A Common Stock) (3)(4)(5)
12.	Type of Reporting Person (See Instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons.

(2)	Consists of (i) 22,795,982 shares of Class B Common Stock held by Menlo X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Menlo X, (ii) 398,925 shares of Class B Common Stock held by MMEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MMEF X, and (iii) 193,761 shares of Class B Common Stock held by MEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MEF X. MVM-X serves as the sole general partner of Menlo X, MMEF X and MEF X and the managing members of MVM-X commonly control Menlo X, MMEF X and MEF X. The managing members of MVM-X are STC, HDM, DCC, JWJ and MAS. As such, MVM-X possesses power to direct the voting and disposition of the shares owned by Menlo X, MMEF X and MEF X and may be deemed to have indirect beneficial ownership of the shares held by Menlo X, MMEF X and MEF X. MVM-X owns no securities of the Issuer directly. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(3)	The Common Stock beneficial ownership percentage is based on a total of 97,824,894 shares of Common Stock (18,106,218 shares of Class A Common Stock and 79,718,676 shares of Class B Common Stock) as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017.

(4)	The Class A Common Stock beneficial ownership percentage is based on 18,106,218 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

(5)	The shares held by the Reporting Persons represent 28.7% of the combined voting power of the Issuer’s Common Stock.

CUSIP No. 77543R 10 2

1.	Name of Reporting Persons Mark A. Siegel
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 23,388,668 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 23,388,668 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,388,668 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 23.9% of Common Stock (56.4% of Class A Common Stock) (3)(4)(5)
12.	Type of Reporting Person (See Instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons.

(2)	Consists of (i) 22,795,982 shares of Class B Common Stock held by Menlo X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Menlo X, (ii) 398,925 shares of Class B Common Stock held by MMEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MMEF X, and (iii) 193,761 shares of Class B Common Stock held by MEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MEF X. MVM-X serves as the sole general partner of Menlo X, MMEF X and MEF X and the managing members of MVM-X commonly control Menlo X, MMEF X and MEF X. The managing members of MVM-X are STC, HDM, DCC, JWJ and MAS. As such, MVM-X possesses power to direct the voting and disposition of the shares owned by Menlo X, MMEF X and MEF X and may be deemed to have indirect beneficial ownership of the shares held by Menlo X, MMEF X and MEF X. MVM-X owns no securities of the Issuer directly. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(3)	The Common Stock beneficial ownership percentage is based on a total of 97,824,894 shares of Common Stock (18,106,218 shares of Class A Common Stock and 79,718,676 shares of Class B Common Stock) as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017.

(4)	The Class A Common Stock beneficial ownership percentage is based on 18,106,218 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

(5)	The shares held by the Reporting Persons represent 28.7% of the combined voting power of the Issuer’s Common Stock.

CUSIP No. 77543R 10 2

1.	Name of Reporting Persons Shawn T. Carolan
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 23,388,668 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 23,388,668 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,388,668 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 23.9% of Common Stock (56.4% of Class A Common Stock) (3)(4)(5)
12.	Type of Reporting Person (See Instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons.

(2)	Consists of (i) 22,795,982 shares of Class B Common Stock held by Menlo X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of Menlo X, (ii) 398,925 shares of Class B Common Stock held by MMEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MMEF X, and (iii) 193,761 shares of Class B Common Stock held by MEF X, which may be converted into Class A Common Stock at a 1:1 ratio at the option of MEF X. MVM-X serves as the sole general partner of Menlo X, MMEF X and MEF X and the managing members of MVM-X commonly control Menlo X, MMEF X and MEF X. The managing members of MVM-X are STC, HDM, DCC, JWJ and MAS. As such, MVM-X possesses power to direct the voting and disposition of the shares owned by Menlo X, MMEF X and MEF X and may be deemed to have indirect beneficial ownership of the shares held by Menlo X, MMEF X and MEF X. MVM-X owns no securities of the Issuer directly. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(3)	The Common Stock beneficial ownership percentage is based on a total of 97,824,894 shares of Common Stock (18,106,218 shares of Class A Common Stock and 79,718,676 shares of Class B Common Stock) as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017.

(4)	The Class A Common Stock beneficial ownership percentage is based on 18,106,218 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

(5)	The shares held by the Reporting Persons represent 28.7% of the combined voting power of the Issuer’s Common Stock.

Item 1.

(a)	Name of Issuer: Roku, Inc.

(b)	Address of Issuer’s Principal Executive Offices: 150 Winchester Circle, Los Gatos, California 95032

Item 2.

(a)	Name of Person Filing:

Menlo Ventures X, L.P. (“MV X”)

Menlo Entrepreneurs Fund X, L.P. (“MEF X”)

MMEF X, L.P. (“MMEF X”)

MV Management X, L.L.C. (“MVM X”)

Henry D. Montgomery (“HDM”)

Douglas C. Carlisle (“DCC”)

John W. Jarve (“JWJ”)

Mark A. Siegel (“MAS”)

Shawn T. Carolan (“STC”)

(b)	Address of Principal Business Office or, if none, Residence

2884 Sand Hill Road, Suite 100

Menlo Park, California 94025

(c)	Citizenship:

Entities:	MV X	-	Delaware
	MEF X	-	Delaware
	MMEF X	-	Delaware
	MVM X	-	Delaware

Individuals:	HDM	-	United States
	DCC	-	United States
	JWJ	-	United States
	MAS	-	United States
	STC	-	United States

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 77543R 10 2

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership. The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2017:

Reporting Persons	Shares Held Directly (1)	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (3, 4)
MV X	22,795,982	0	23,388,668	0	23,388,668	23,388,668	23.9% of Common Stock (56.4% of Class A Common Stock)
MEF X	193,761	0	23,388,668	0	23,388,668	23,388,668	23.9% of Common Stock (56.4% of Class A Common Stock)
MMEF X	398,925	0	23,388,668	0	23,388,668	23,388,668	23.9% of Common Stock (56.4% of Class A Common Stock)
MVM X (2)	0	0	23,388,668	0	23,388,668	23,388,668	23.9% of Common Stock (56.4% of Class A Common Stock)
HDM (2)	0	0	23,388,668	0	23,388,668	23,388,668	23.9% of Common Stock (56.4% of Class A Common Stock)
DCC (2)	0	0	23,388,668	0	23,388,668	23,388,668	23.9% of Common Stock (56.4% of Class A Common Stock)
JWJ (2)	0	0	23,388,668	0	23,388,668	23,388,668	23.9% of Common Stock (56.4% of Class A Common Stock)
MAS (2)	0	0	23,388,668	0	23,388,668	23,388,668	23.9% of Common Stock (56.4% of Class A Common Stock)
STC (2)	0	0	23,388,668	0	23,388,668	23,388,668	23.9% of Common Stock (56.4% of Class A Common Stock)

(1)	Represents the number of shares of Common Stock held by the Reporting Persons.
(2)	MVM-X serves as the sole general partner of Menlo X, MMEF X and MEF X and the managing members of MVM-X commonly control Menlo X, MMEF X and MEF X. The managing members of MVM-X are STC, HDM, DCC, JWJ and MAS. As such, MVM-X possesses power to direct the voting and disposition of the shares owned by Menlo X, MMEF X and MEF X and may be deemed to have indirect beneficial ownership of the shares held by Menlo X, MMEF X and MEF X. MVM-X owns no securities of the Issuer directly.
(3)	The Common Stock beneficial ownership percentage is based on a total of 97,824,894 shares of Common Stock (18,106,218 shares of Class A Common Stock and 79,718,676 shares of Class B Common Stock) as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017.
(4)	The Class A Common Stock beneficial ownership percentage is based on 18,106,218 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2017, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 9, 2017, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable

Item 9.	Notice of Dissolution of a Group

Not applicable

Item 10.	Certification

Not applicable

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	February 12, 2018

MENLO VENTURES X, L.P.
By:	MV Management X, L.L.C., its general partner

	By:	/s/ Mark A. Siegel
Mark A. Siegel
Managing Member

MENLO ENTREPRENEURS FUND X, L.P
By:	MV Management X, L.L.C., its general partner

	By:	/s/ Mark A. Siegel
Mark A. Siegel
Managing Member

MMEF X, L.P
By:	MV Management X, L.L.C., its general partner

	By:	/s/ Mark A. Siegel
Mark A. Siegel
Managing Member

MV MANAGEMENT X, L.L.C.

	By:	/s/ Mark A. Siegel
Mark A. Siegel
Managing Member

/s/ Henry D. Montgomery
Henry D. Montgomery

/s/ John W. Jarve
John W. Jarve

/s/ Douglas C. Carlisle
Douglas C. Carlisle

/s/ Mark A. Siegel
Mark A. Siegel

/s/ Shawn T. Carolan
Shawn T. Carolan

Exhibit(s): 99.1: Joint Filing Statement